UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2012

GASTAR EXPLORATION LTD.

GASTAR EXPLORATION USA, INC.

(Exact Name of Registrant as Specified in its Charter)

ALBERTA, CANADA	001-32714	98-0570897
DELAWARE	001-35211	38-3531640
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1331 LAMAR STREET, SUITE 650

HOUSTON, TEXAS 77010

(Address of principal executive offices, including zip code)

(713) 739-1800

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On January 31, 2012, Gastar Exploration Ltd. (the “Company”) issued a press release announcing its total proved reserves as of December 31, 2011, its capital budget for 2012, production guidance for the first quarter of 2012 and information regarding preferred share issuances. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information presented herein under Item 2.02, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, except to the extent it is included in Item 8.01 below or unless specifically identified in such filing as being incorporated therein by reference.

Item 8.01. Other Items

The information included below include certain excerpts from the press release regarding the Company’s total proved reserves as of December 31, 2011, its capital budget for 2012 and information regarding preferred share issuances, as well as additional information regarding the Company’s fourth quarter guidance.

Proved Reserves

The Company reported year-end 2011 proved natural gas, oil and condensate and natural gas liquids (“NGLs”) reserves of 119.7 Bcfe estimated in accordance with Securities and Exchange Commission (“SEC”) regulations. This represents an increase of 138% over year-end 2010 proved reserves of 50.3 Bcfe. Of the 119.7 Bcfe, 76.6% were attributable to natural gas, 9.6% to oil and condensate and 13.8% to NGLs. The pre-tax present value discounted at 10% (“PV-10”) of the estimated proved reserves increased to $217.1 million from $67.3 million at year-end 2010. The Appalachian Basin represented 70% of proved reserve volumes and 80% of the PV-10 value with East Texas comprising the majority of the remainder of proved reserves and PV-10 value.

Proved undeveloped reserves at year-end 2011 represented approximately 34% of total proved reserves compared to approximately 17% at year-end 2010. Proved undeveloped reserves at year-end 2011 were comprised of 41.2 Bcfe of Appalachia Basin reserves having a PV-10 value of $67.3 million.

In accordance with SEC regulations, estimates of proved reserves as of December 31, 2011 were made using the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December 2011. For natural gas volumes, the average Henry Hub price utilized was $4.12 per MMbtu, and for oil volumes, the average West Texas Intermediate price utilized was $92.71 per barrel. The natural gas and oil prices are adjusted for energy content or quality, transportation and regional price differentials by area.

2012 Capital Budget

The Company’s Board of Directors has approved a 2012 capital budget totaling $134.2 million. In Appalachia, the Company expects to spend $103.0 million for drilling, completion, infrastructure, lease acquisition and seismic costs. In East Texas, the Company has budgeted $6.5 million. In addition, the Company has allocated $19.8 million for a new Mid-Continent oil-focused venture and $4.9 million for capitalized interest and other costs. Drilling and completion costs represent approximately $100.5 million of the total capital budget, of which $88.9 million, or 89%, will be spent on activities in the liquids-rich window of the Marcellus Shale, and an additional $7.8 million, or 8%, will be directed to drilling the new oil venture. The Company anticipates funding this capital activity through existing cash balances, internally generated cash flow from operating activities, borrowings under the revolving credit facility and possible future at-the-market issuances of Series A Preferred Stock by Gastar Exploration USA, Inc. (“Gastar USA”), the Company’s first tier subsidiary and primary operating company. Gastar exited 2011 with $30 million outstanding under its revolving credit facility and $10.6 million in cash.

Included in the 2012 capital budget are plans to drill and complete 20 gross (10 net) operated new Marcellus horizontal wells in Marshall County, West Virginia, along with the completion of 10 gross (4.5 net) additional operated Marcellus horizontal wells that were drilled and awaiting completion as of December 31, 2011. The Company exited 2011 with 9 gross (4.0 net) operated wells completed.

As mentioned above, the Company has acquired an initial lease position in a new oil play located in the Mid-Continent region and plans to build the position, along with its partner, to approximately 25,000 gross (12,500 net to the Company) acres in 2012. Drilling is planned to commence in the second half of 2012 in hopes of developing a program focused on low-cost, repeatable horizontal development of conventional oil-bearing formations. Three gross (1.5 net) initial horizontal wells are planned to be drilled and completed in this area during 2012. The Company will provide additional details on this new oil play after the Company and its partner have acquired sufficient acreage to allow a multi-year development plan to be undertaken.

Preferred Share Issuances

During the fourth quarter ended December 31, 2011, Gastar USA issued 554,044 preferred shares for net proceeds of $10.5 million resulting in year-end 2011 total preferred shares issued of 1,364,543 for net proceeds of $27.4 million. To date during January 2012, Gastar USA has issued an additional 499,387 preferred shares for net proceeds of $9.4 million, resulting in inception to date net proceeds of $36.8 million.

Reaffirmation of Fourth Quarter Guidance

The Company has reconfirmed that its average daily production for the fourth quarter ended December 31, 2011 is estimated to be in a range of 21 to 23 million cubic feet equivalents (Mmcfe) per day, which would result in average daily production for the full year 2011 of between 20.0 and 21.5 Mmcfe per day.  Of the Company's total estimated gas equivalent production volumes for the fourth quarter 2011, approximately 6 to 10% are expected to consist of condensate and natural gas liquids.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2012	GASTAR EXPLORATION LTD.

	By:	/s/ J. Russell Porter
J. Russell Porter
President and Chief Executive Officer

GASTAR EXPLORATION USA, INC.

By:	/s/ J. Russell Porter
J. Russell Porter
President

EXHIBIT LIST

Exhibit No.	Description

99.1	Press Release dated January 31, 2012.

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